Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
June 16, 2017	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.
ANNOUNCES COMPLETION OF MERGER WITH TAMMCORP, INC.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Southern Missouri," NASDAQ: SMBC), of Poplar Bluff, Missouri, the parent corporation of Southern Bank announced that its merger with Tammcorp, Inc. ("Tammcorp"), Tamms, Illinois, and its subsidiary, Capaha Bank ("Capaha"), was completed today.
Southern Missouri is the holding company for Southern Bank, headquartered in Poplar Bluff, Missouri, operating 36 facilities in southern Missouri and northern Arkansas. Capaha operates six branches, three of which are located in Cape Girardeau County in southeast Missouri, along with three branches in Alexander and Union counties in southern Illinois. Greg Steffens, President and Chief Executive Officer of Southern Missouri, commented, "We are very pleased to bring Capaha into the Southern Missouri family and we look forward to growing our presence in southeast Missouri and southern Illinois. We know Capaha has a great customer base, dedicated employees, and conducts business in outstanding communities."
John Abercrombie, Chairman and Chief Executive Officer of Capaha, added, "We are excited by the new opportunities this merger creates and believe it will greatly benefit our associates, customers, and communities."
As a result of the merger, each share of Tammcorp held immediately prior to closing is being exchanged for $1,617.64, plus 50.4724 shares of Southern Missouri common stock. In addition, Mr. Abercrombie became a member of the Board of Directors of Southern Missouri effective with the closing of the Merger and will be appointed to the board of Southern Bank at the next regularly scheduled board meeting.
At March 31, 2017, Tammcorp reported total consolidated assets of $203 million, loans, net, of $156 million, and deposits of $181 million. On a pro forma basis, the combined entity will hold assets of approximately $1.7 billion, including loans, net, of $1.4 billion, and deposits of $1.5 billion. The transaction is expected to be immediately accretive to earnings per share, excluding transaction expenses, and to be accretive to tangible book value in approximately two years.
Sheshunoff & Co. acted as financial advisor and Fenimore, Kay, Harrison & Ford, LLP served as legal advisor to Tammcorp, while Silver, Freedman, Taff & Tiernan LLP served as legal advisor to Southern Missouri.

Forward-Looking Information:
Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, expected cost savings, synergies and other benefits from Southern Missouri's merger and acquisition activities, including this acquisition might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.
No Offer or Solicitation:
This press release is being provided for informational purposes only and does not constitute (i) an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities, (ii) an offer to exchange any securities or (iii) the solicitation of any vote for approval of any transaction. There shall not be any offer, solicitation, sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation, sale, or exchange is not permitted.